Network Communications

Dealer Agreement

(An Agreement for Video, Voice and Broadband Services)

This Network Communications Dealer Agreement (“Agreement”) made this 5th day of November, 2022, (“Effective Date”) hy and between Network Communications of Northwest Florida Inc., (here after referred to as “NetComTV”). and TV Channels Network Inc., (hereafter referred to as “Dealer”). NetCom TV and Dealer each a “Party” and collectively, the “Parties”

WHEREAS, NetComTV operates a multi-channel video and entertainment service through which consumers are able to receive video and audio programming, and other services distributed by NetComTV via fiber (“NetComTV programming”), and Dealer distributes television programming and bulk services, and

WHEREAS, NetComTV and Dealer desire to memorialize a business relationship where Dealer will establish. own. manage and maintain services to enable Customers to receive NetComTV Programming and market, promote. advertise and solicit the sale of NetCom TV Programming packages to Customers (the “Services”). “Customer” means any homeowners, property managers, homeowner’s associations, hotels, hospital, and medical clinics that will receive NetComTV Programming and services (collectively known as “Customers”), and

WHEREA Dealer, a US company. offers services to MDU’s throughout the United States.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants expressed herein. and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Term. This Agreement shall commence on the Effective Date set forth above and shall expire live (5) years from the Effective Date unless earlier terminated or extended in accordance with the provisions of this Agreement (the “Initial Term”). This Agreement shall then be automatically renewed for an additional consecutive renewal term of five (5) years (each a “Renewal Term”) and together with the Initial Term, the “Term”) unless either Pany gives written notice of the intent not to renew the Agreement.

2.Termination.

2.1Mutual Termination. Either Party may terminate this Agreement, (i) upon sixty (60) days written notice to the other Party following a material breach of this Agreement by the other Party; (ii) upon the filing of a petition in bankruptcy or for reorganization, or appointment of a receiver, trustee, liquidator or custodian for all or substantial portion or its assets or make an assignment for the benefit of its creditors, if such order of appointment is not vacated within thirty (30) days; (iii) upon the assignment by the other

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Puny of this Agreement contrary to the terms hereof; or (iv) at the end of the Initial Term or any Renewal Term upon no more than ninety (90) days, nor less than sixty (60) day notice prior to the end of such Term.

2.2Termination by Dealer. Dealer may terminate this Agreement upon sixty (60) day written notice to NetComTV if NetComTV is in material breach of any representation. warranty. or covenant of NetComTV under this Agreement if the breach cannot be cured. If the breach can be cured. Dealer will specify the default in writing to NetComTV and NetComTV will have sixty (60) days to remedy the default. Dealer may terminate this Agreement immediately upon written notice if NetComTV loses the rights to sub-license all or substantially all of the content to be delivered by NetComTV under the terms of this Agreement.

2.3Effect of Termination. Upon the termination of the Agreement for any reason. except as expressly provided in this Section 2, all rights and obligations of the parties under the Agreement will immediately terminate. Each party will return or destroy all Confidential Information, other than copies retained in data back-ups, which will be deleted in accordance with such party’s reasonable document retention policies. The termination or expiration of the Agreement will not affect each party’s obligation to pay all amounts due to the other accrued prior to termination (or. where applicable. after termination). In the event of any termination by NetComTV. NetComTV will use all reasonable efforts in cooperation with the Dealer during a transition period to ensure continued and uninterrupted delivery of Services to the Customers.

2.4Survival. The expiration or termination of the Agreement for any reason will not affect obligations regarding confidentiality, indemnification, representations and warranties, and limitations of liability, each of which will continue in full force and effect.

3.Sale of NetComTV Services. Sale of NetComTV Programming.

3.1License to Dealer. NetComTV hereby grants Dealer and its affiliates the non-exclusive right to, and, Dealer shall use its best reasonable efforts to market. promote. advertise and solicit sales of NetComTV Programming to Customers, under Dealer’s brand as a white labeled product. using the trademarks owned by Dealer and used by Dealer in connection with the Services (“Dealer Marks’’) for the sole and exclusive purpose of marketing and providing the Services to Customers and in accordance with the terms of this Agreement. Content provided by NetComTV is provided pursuant to various content providers for which NetComTV carries licenses. NetComTV warrants to Dealer that they are licensed to carry content from the various providers, in a closed network, and indemnify and defend Dealer against claim against Dealer for carrying programming pursuant to those licensing Agreement.

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3.2Programming Subject to Change. Dealer understands that the particular channel lineup offered is subject to change, and will be priced as out lined in Attachment A. Custom channel packages are available, with pricing for these packages subject to amendment from time to time by NetComTV.

3.3Programming Upgrade Packages. Dealer will have the right to sell NetComTV Programming Upgrade Packages at pricing as outlined in Attachment A. Ultimate pricing to Customer will be set by the Dealer.

4.Programming Upgrade Packages. Dealer will have the right to sell NetComTV Programming Upgrade Packages at Pricing as outlined in Attachment A. Ultimate pricing to Customers will be set by the Dealer.

5.Dealer understands that it shall not have any right. unless specifically provided by NetComTV under a separate written agreement, to solicit or take orders for the NetComTV service from any person or entity that is not a part of this closed network. Dealer agrees to assume the cost for establishing, and maintaining a network connection with NetComTV. Dealer will be responsible to providing local over-the-air access to channels for their Customers. Dealer agrees to provide equipment space for NetComTV equipment needed to monitor system operation or inject content through the system. Dealer acknowledges that their Customers are a part of their closed network.

6.Dealer Representations. Dealer shall, at its sole expense. provide and maintain all facilities, tools, and equipment (“Dealer Equipment”) as may be reasonably necessary and proper for performing its obligations pursuant to the Agreement. and keep all Dealer Equipment in good working order and repair at all times. Dealer shall obtain all permits and licenses which may be required under any applicable federal, state, or local law, rule, regulation or ordinance to perform its obligations pursuant to the Agreement, including, without limitation, installing and maintaining NetComTV’s Set Top Box in any Customer. Dealer may provide their own Set Top Box or applications, provided that they are determined acceptable by NetComTV or the effective delivery of NetComTV Programming. Dealer agrees to pay and discharge all license fees and business, use, sale, gross receipts, income, property or other taxes which may be charged or levied upon Dealer by reason of the performance of its obligations pursuant to the Agreement. Dealer shall design the System based on good engineering practices with regard to the required signal strength to assure Customers the highest possible quality signal.

7.DISCLAIMER OF WARRANTIES. DEALER UNDERSTANDS AND AGREES THAT NETCOMTV HAS NO RESPONSIBILITY WHATSOEVER FOR ANY SIGNAL DISTRIBUTION SYSTEM, INCLUDING THE NETCOMTV SYSTEMS AND COMPONENTS

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CONTAINED THEREIN. NETCOMTV HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, IN CONNECTION WITH ANY SIGNAL DISTRIBUTION SYSTEM, INCLUDING THE NETCOMTV SYSTEM AND COMPONENTS CONTAINED THEREIN. THE INSTALLATION AND FUNCTIONING OF SUCH SIGNAL DTSTRIBUTION SYSTEM IN ANY CUSTOMER PROPERTY, INCLUDING, WITHOUT LIMITATION. ANY WARRANTIES UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE IMPLIED IN LAW.

8.INSTALLATION OF NETCOMTV SYSTEMS; CUSTOMER OFFERS.

8.1Customer Sales and Offers. For the term of this Agreement, NetComTV will provide exclusive video and entertainment services through NetComTV packages and related NetComTV Systems to Dealer and Dealer and its affiliates may only market, advertise, promote, offer and consummate multi-channel video and entertainment services of NetComTV through NetComTV. Dealer may white label services from NetComTV as part of Consumer sales and offers.

8.2Customer Offer Conditions. A prospective Customer of the Dealer must satisfy and meet the term. and conditions promulgated by NetComTV from time to time, including term requirements, and make a programming commitment to a qualifying NetComTV progranm1ing package.

8.3Collection of Fees. All fees due to NetComTV will be paid by Dealer. regardless of whether Dealer receives fees from a Customer. Fees will be due at least one month in advance of service. Fees are outlined in Appendix A.

8.4Exclusive Service. Neither Dealer nor any of its subsidiaries or affiliates shall directly or indirectly offer, sell or solicit sales of, take orders for, or provide, lease or install equipment for, any single or multi-channel video program service for delivery and receipt at Dealer Customer properties other than NetComTV Service. However, should Dealer. its successor. or assigns. desire to sell any additional single or multi-channel video program service. Dealer. its successors and a. signs must gain permission from NetComTV to sell or provide these services. In the event of the Dealer’s failure to comply with this section. NetComTV shall have the tight to terminate this agreement with thirty (30) day notice and hold Dealer to termination penalties outlined in Section 14.

8.5Bulk Sales. Dealer warrants that for purchase at bulk rates, the services being provided to Customer qualify for bulk rates, and Dealer will pay bulk fees directly to NetComTV.

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No commissions arc paid by NetComTV to Dealer. Packages will be developed by NetComTV for Dealer and will be subject to change.

8.6Amendments and Changes. NetComTV reserves the right to modify. delete. or preempt the NetComTV Service and the content of any NetComTV Programming packages, and prices and terms thereof, from time to time. NetComTV will use commercially reasonable effort to provide Dealer with no less than thirty (30) day’s prior written notice of any such change. NetComTV can determine, based on its own economic interests, the terms and conditions, including qualification, prices and fees on which it will agree to sell or not sell NetComTV. All orders for NetComTV shall be taken on the terms and conditions, including pricing and fees, specified to Dealer in advance and in writing by NetComTV. NetComTV further has the right to terminate Dealer’s right to market, promote, advertise and solicit the sale of programming packages if NetComTV ceases offering such programming packages to particular classes of Customers.

9.Dealer’s General Obligations; Billing and Collection. Unless otherwise mutually agreed to between NetComTV and Dealer. NetComTV shall only be responsible for all billing/statement activities between NetComTV and Dealer. NetComTV and Dealer mutually agree that Dealer will assume billing and collection functions from Dealer’s customers within the closed network.

10.Customer Service; Obligations and Reporting.

(a)Obligations. Dealer shall undertake certain Customer service functions to all Customers in accordance with this section. Dealer shall utilize the Dealer’s call center for their bulk rate Customer. to perform call center support function . NetComTV will provide Dealer with information from time to time to familiarize Dealer with the product. and its installation. Dealer will be re ·ponsible for providing technical suppo1t on Set Top Boxes or Apps to Customer’. However. NetComTV will provide reasonable assistance to Dealer for technical suppor1 on the NctComTV system.

(b)Reporting. On a monthly basis, Dealer shall provide NetComTV with a compliance report related to customer service levels and performance. Report shall provide total listing of numbers of customers, with package information and monthly bandwidth reporting. NetComTV will have full access to Dealer’s middleware platform. Report shall provide total listing of numbers of active customers. and active demo accounts. by package provided

11.Standard of Conduct. In all of its activities hereunder. NetComTV and Dealer shall each conduct itself in a commercially reputable and ethical manner, present a professional business appearance and attitude, comply with all applicable laws, and shall engage in no deceptive sales practice or other practice which impugns NetComTV’s or Dealer’s commercial reputation and goodwill.

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Dealer warrants to NetComTV that any services provided hereunder will be performed in a first-class, professional manner, in strict compliance with NetComTV’s Policies and Procedures, and the obligations within this Agreement, and with the care, skill, and diligence, and in accordance with the applicable standards, currently recognized in Dealer’s profession or industry. If Dealer fails to meet applicable professional standards, Dealer will promptly correct or revise any errors or deficiencies in the services furnished hereunder. Neither party shall make any warranty or representation inconsistent with or in addition to any warranty or representation stated in writing by the other Party or a manufacturer of signal distribution systems or components. If a Party makes any such inconsistent or additional warranty or representation, that Party shall, at its own expense, indemnify, defend and hold the other Pany harmless.

12.Books and Records and Audits. Dealer shall maintain books and records relating to its activities. rights and obligations under this Agreement for a minimum of three (3) years after their creation and shall keep them at its principal place of business. NetComTV may at all times during business hours inspect such hooks and records, including any bills provided to customers, and Dealer’s locations and other customer contact activity for compliance hereunder. In addition. NetComTV shall have reasonable access to Dealer’s personnel, the Dealer-Acquired Properties and Dealer’s facilities, but only upon reasonable notice and during regular business hours and without unreasonable disruption to Dealer’s business.

13.Representation and Warranties. Dealer represents and warrants to NetComTV that it is the duly authorized agent of the Customers. and that the execution and performance of this Agreement does not conflict with or violate any other instrument, document or obligation, either contractual or otherwise. The Dealer represents and warrants to NetComTV that it is fully authorized to make available and deliver said services to its Customers.

14.Termination. Dealer may terminate this Agreement on ninety (90) day written notice if NetComTV defaults in performing the material obligations of this Agreement provided, however, that NetComTV will first be given the opportunity to remedy the default. The Dealer will specify the default in writing to NetComTV and NetComTV will have sixty (60) days to remedy the default for major issues, and thirty (30) days for minor issues. If the default is not remedied, Dealer may then send the notice of termination. The Agreement may also be terminated by either party upon thirty (30) days prior written notice to the other if the other party should be subject to a petition in bankruptcy or for reorganization, or appointment of a receiver, trustee, liquidator or custodian for all or substantial portion of its assets or make an assignment for the benefit of its creditors. However, NetComTV reserves the right in the case of bankruptcy, reorganization, or appointment of a receiver, trustee, liquidator or custodian of the Dealer to receive copies of relevant documentation by Dealer of the pleadings, and NetComTV will be provided a listing of all Customers, including physical and email addresses, and telephone numbers.

Additionally, should NetComTV have to terminate this Agreement for cause, NetComTV will be entitled to an accelerated payment in full equal to six times the average monthly NetComTV bill, measured by averaging the bill for services for up to the last five (5) months to establish the monthly NetComTV bill.

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Dealer may also cancel the Agreement with between sixty (60) and ninety (90) day notice prior to the expiration of a term period.

15.Package. NetComTV reserves the right to modify package names. channels and counts so long as the modification does not substantially alter the services and products described herein.

16.Insurance. Dealer will provide and name NetComTV with a certificate of insurance. Commercial General Liability insurance written on Insurance Services Office (ISO) Form CA0001 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal and advertising injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least:

16.1$1,000,000 each occurrence limit for all bodily injury or property damage

16.2$1,000,000 each occurrence limit for Personal Injury and Advertising Injury

16.3$2,000,000 General Aggregate limit

16.4$2,000,000 Products/Completed Operations Aggregate limit.

17.Force Majeure. NetComTV will not be liable for any delay or failure if any of its obligations under this Agreement caused by acts beyond its control, including but not limited to acts of God or of the public enemy, acts of the government of the United States, or any state or political subdivision of the state, fires, floods, explosions, earthquakes, windstorms, hurricanes, lightning, or other catastrophes, riots, strikes, work stoppages, unusually severe weather, inability of the System Operator to obtain equipment or material, or intervening acts of third parties. NetComTV shall have the right to terminate this Agreement upon thirty (30) Days written notice to the Dealer if NetComTV is unable to perform any of its obligations under this Agreement due to circumstances beyond its control. In the event of any termination by NetComTV, NetComTV will use all reasonable efforts in cooperation with the Dealer during a transition period to ensure continued and uninterrupted delivery of Services to the Properties.

18.Indemnity. For good and valuable consideration, the Dealer shall hold harmless, indemnify, protect, and defend NetComTV against any and all claims, actions, liability, suits, demands, losses and damages, including attorney’s fees, economic loss, property damage, bodily injury or death howsoever arising but not to the extent caused in whole or in part by the ordinary negligence, fault or strict liability of NetComTV, which is related in any way to the performance of this Agreement. In addition, this provision specifically excludes any obligation of the Dealer to release, hold harmless, indemnify, protect, or defend NetComTV against any claim, action, liability, suit, demand, loss or damage, including attorney’s fees, economic loss, property damage, bodily injury or death, to the extent caused by the intentional acts or gross negligence of NetComTV.

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19.Confidentiality. This agreement will remain confidential and shall not be disclosed to any third party except as required by law.

20.Notices. Any notice required under this Agreement shall be provided via certified mail. return receipt requested. to the appropriate party as follows:

NetComTV:

Network Communications of Northwest Florida Inc.

3320 Bill Metzger Ln

Pensacola FL, 32514

Dealer:

TV Channel Network Inc.

2700 E Sunset Rd

Las Vegas NV 89120

21.Entire Agreement and Written Modification. This Agreement including any attachments or exhibits. represents the Parties, complete and final agreement and supersedes all informal understanding and oral agreements relating to the subject matter of this Agreement. No modification of this Agreement shall be valid except in writing signed by all parties.

22.Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida. Any action or claim between the Dealer and NetComTV shall be initiated and prosecuted in Escambia County, Florida.

23.Attorneys’·Fees. ln the event of a dispute between Dealer and NetComTV arising from or related in any way to this Agreement. to protect any right, title. or interest created or evidenced by this Agreement. or to recover damages for the breach of any term or condition of this Agreement. whether or not a lawsuit or other legal proceeding is filed. the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs. including attorneys’ fees and costs incurred in litigating entitlement to attorneys’·fees and costs, as well as in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable costs to which the prevailing party is entitled shall include costs that are taxable under any applicable statute, rule, or guideline, as well as non-taxable costs, including, but not limited to, costs of investigation, copying costs, electronic discovery costs, telephone charges, mailing and delivery charges, information technology support charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether such costs are otherwise taxable.

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24.Severability. The partial or complete invalidity of any one or more provision of this Agreement shall not affect the validity or continuing force and effect of any other provision which can be enforced or given effect without the invalid provision or application. The failure of either party to insist, in any one or more instances, upon the performance of any terms or condition of this Agreement, or to exercise any right herein, shall not constitute a waiver of any such terms, condition, or right

25.Independent Contractor Relationship. Dealer is an independent contractor authorized during the term hereof to market, advertise and promote the NetComTV Service and to solicit Orders for NetComTV Programming Packages as a commercial dealer. Dealer is not a partner, franchisee, or employee of NetComTV for any purpose whatsoever. Dealer hereby represents and warrants to NetComTV that Dealer is engaged in an independent business, and except as specifically provided herein, shall perform all obligations under this Agreement as an independent contractor and not as the agent or an employee of NetComTV. Dealer personnel performing service shall be considered solely the employees of the Dealer and not employees of NetComTV. Dealer has and retains the right to exercise full control and supervision over the performance of its services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing such services. Dealer is solely responsible for all matters relating to compensation and benefits for all Dealer personnel who perform services, this responsibility includes (i) timely payment of compensation and benefits. including. by not limited to, overtime pay, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employer and employer taxes, and file payroll tax returns and information return under local, state and federal income tax laws, unemployment compensation insurance and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax law, or similar laws with respect to all Dealer personnel providing services. Dealer shall indemnify, hold harmless and defend NetComTV from all losses related to Dealer failure to indemnify.

26.Amendments. All amendments to this Agreement must be in writing and signed by both parties, except as expressly provided herein.

IN WITNESS, WHEREOF, the parties have hereunto set their hands the day and year first above written.

Network Communications of Northwest Florida, Inc.	Dealer: TV Channels Network Inc.

/s/ Timothy G. McDonald Sr.	/s/ Darryl Payne
By: Timothy G. McDonald Sr.	By: Darryl Payne
Title: President / CEO	Title: CEO
Date: 11-5-22	Date: 11/5/22

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ATTACHMENT A TO SYSTEM DEALER AGREEMENT

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